Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANCORP RECEIVES APPROVAL TO REPURCHASE

UP TO $24 MILLION OF TARP PREFERRED STOCK

November 30, 2012

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, today announced that the Company has received regulatory approval for it to repurchase up to $24 million in shares of the preferred stock the Company originally issued to the U.S. Treasury under the Troubled Asset Relief Program (TARP) in November 2008. The Company intends to effect such repurchases as soon as practicable in order to reduce the dividends payable with respect to the preferred stock, thereby positively impacting the Company’s 2013 results. The Company anticipates completing additional periodic reductions in the remaining balance of the original $52 million TARP preferred stock investment through February 2014, subject to the receipt of regulatory approval and available earnings. The preferred stock was sold by the Treasury to other investors in June 2012 through a registered public offering as part of the Treasury’s efforts to wind down its remaining TARP bank investments.

“We are pleased to start the process of retiring the TARP preferred stock. This additional capital gave us flexibility during a tough economic cycle and has allowed us to execute offensive strategies and continue growing. Our plans remain intact to retire all of the preferred shares before the stock’s dividend rate increases, without issuing additional common shares,” said Edwin W. Hortman, Jr., President and CEO.

Ameris Bancorp is headquartered in Moultrie, Georgia, and at the end of the most recent quarter had 66 locations in Georgia, Alabama, northern Florida and South Carolina.

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company’s results of operations and financial condition.